Free Writing Prospectus (To the prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated June 18, 2012)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 July 24, 2012

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ZIONS BANCORPORATION

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Zions Bancorporation Senior Note / 3 Year Corporates

Non-redeemable prior to September 15, 2013, then callable at par on interest payment dates thereafter. | BBB- (S&P); BBB- (Fitch); and BBB(low) (DBRS).

This is a bid by Coupon auction. Please refer to the Offering Documents for more information.

Auction Status:	ACCEPTING BIDS
Auction Start:	7/24/2012 1:30 PM EDT
Auction End:	8/2/2012 1:30 PM EDT
Last Update:	**7/24/2012 1:30:18 PM EDT**

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	To be determined in auction
Maturity Date:	9/15/2015

Offering Documents

Auction Details

ISSUE INFORMATION

Call Feature:	Callable
First Call Date:	9/15/2013
First Call Price:	100.000000
Settlement Date:	8/7/2012
First Interest Date:	3/15/2013
Int. Frequency:	Semi-Annually
Day Basis:	30/360
CUSIP Number:	98970ECD9
Principal Offered:	$ 15,000,000.00
Units Offered:	15000
Denomination:	$ 1,000.00
Bid Multiple:	Multiples of 0.05
Min. Yield:	2.750%
Max. Yield:	3.750%
Fixed Price:	100.000000

BIDDING INFORMATION

Number of Bidders:	
Number of Bids:	
Fixed Price:	100.000000
Current Market-Clearing Yield:	3.750%
Current Yield to Maturity:	%
Current Yield to Call:	%

Before submitting bids in this auction you must Register or Sign In.

Note: This page will check for updates every minute.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

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Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Zions Direct Auctions - Bidding Qualification 7/24/12 11:32 AM

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Bidding Qualification

ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 3 Year Corporates

Non-redeemable prior to September 15, 2013, then callable at par on interest payment dates thereafter. | BBB- (S&P); BBB- (Fitch); and B

Please confirm your agreement with each of the following by checking the box next to each statement.

☐ I agree that the following contact information is correct:

NAME:	zions test account
E-MAIL:	auctions@zionsdirect.com
TELEPHONE:	800-524-8875

☐ I have accessed or received the Offering Documents.

☐ I understand that the Corporate Notes that I am bidding for are securities and are not insured by the FDIC, are not deposits of any bank and may lose value. All securities are subject to investment risks, including possible loss of the principal invested.

☐ By participating in this auction, I declare that my investment objective(s), time horizon and risk tolerance allow for the purchase of the securities being offered. Furthermore, I authorize Zions Direct to update my investor profile, if needed, to align my profile with this purchase.

☐ I understand that Zions Direct is committed to conducting fair, open, and transparent auctions for the benefit of all participants. Zions Direct will not tolerate or conduct business with anyone who attempts to disrupt or manipulate the process for any auction. I agree that by participating in this auction I will not be engaging in any such attempt.

I Agree | I DO NOT Agree

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT Our Affiliates: AmegyBank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

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Zions Direct Auctions - Bid Page 7/24/12 11:32 AM

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ZIONS BANCORPORATION

Bid Page

Zions Bancorporation Senior Note / 3 Year Corporates

Non-redeemable prior to September 15, 2013, then callable at par on interest payment dates thereafter. | BBB- (S&P); BBB- (Fitch); and BBB(low) (DBRS).

This is a bid by Coupon auction. Please refer to the Offering Documents for more information.

Auction Status:	ACCEPTING BIDS
Auction Start:	7/24/2012 1:30 PM EDT
Auction End:	8/2/2012 1:30 PM EDT
Last Update:	7/24/2012 1:32:31 PM EDT

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	To be determined in auction
Maturity Date:	9/15/2015

Offering Documents

▶ Auction Details

ZDTEST2

Current Market-Clearing Yield*: 3.750%

AUCTION BIDS	Units	Yield	YTC	YTM	Price	Submitted	"In the Money"	Amount Due
1					100.000000			
2					100.000000			
3					100.000000			
4					100.000000			
5					100.000000			

Bid Limit: $ 250,000.00 Calculate/Refresh Submit

Auction Activity

Current Market-Clearing Yield*: 3.750%

Bidder	Units	Yield	Fixed Price	Timestamp	Potential Award	Potential Amount Due
No bids have been submitted.						

Note: This page will check for updates every minute.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

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Our Affiliates:

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Zions Direct Auctions - Review & Confirm Bid Submission 7/24/12 11:43 AM

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1.800.524.8875

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ZDTEST2 :: HOME :: AUCTION #6449

ZIONS BANCORPORATION

Review & Confirm Bid Submission

Zions Bancorporation Senior Note / 3 Year Corporates

Non-redeemable prior to September 15, 2013, then callable at par on interest payment dates thereafter. | BBB- (S&P); BBB- (Fitch); and BBB(low) (DBRS).

Bidder	Bid #	Units @ Price	Yield	Max. Award	Max. Amt. Due	Status
ZDTEST2	1	1 @ 100.000000	3.750%	1 Units	$ 1,000.00	NEW

Bid Limit: $ 250,000.00 ⚠ I understand that I could be responsible for up to $ 1,000.00 on my award.

☐ I confirm the bids shown in the table above.

Cancel Confirm

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT Our Affiliates: AmegyBank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank Colorado, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

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